Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 6, 2002 relating to the financial statements and financial statement schedule of Adolph Coors Company which appear in Adolph Coors Company’s Annual Report on Form 10-K for the year ended December 30, 2001.

PricewaterhouseCoopers LLP

Denver, Colorado

March 3, 2003